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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                 August 11, 2003

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       MARYLAND                     1-13232                   84-1259577
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(State or other jurisdiction     (Commission              (I.R.S. Employer
  of incorporation or            File Number)             Identification No.)
    organization)

                        4582 SOUTH ULSTER STREET PARKWAY
                          SUITE 1100, DENVER, CO 80237
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               (Address of principal executive offices) (Zip Code)

 Registrant's telephone number, including area code               (303) 757-8101

                                 NOT APPLICABLE
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          (Former name or Former Address, if Changed Since Last Report)

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ITEM 5.       OTHER EVENTS

         Apartment Investment and Management Company ("AIMCO") has provided the following regarding litigation known as IN RE REAL ESTATE ASSOCIATES LIMITED PARTNERSHIP LITIGATION (the "REAL Litigation"). AIMCO is not a party to the REAL Litigation. AIMCO does not believe that the ultimate outcome of the REAL Litigation will have a material adverse effect on AIMCO's consolidated financial position or results of operations taken as a whole.

         On August 11, 2003, AIMCO and National Partnership Investments Corp. ("NAPICO"), an affiliate of AIMCO, entered into a Stipulation of Settlement (the "Stipulation of Settlement") with the plaintiff class (the "Plaintiffs") and their counsel relating to the settlement of the REAL Litigation. The Stipulation of Settlement remains subject to the preliminary and final approval of the court as well as the approval of the Plaintiffs. Pursuant to the Stipulation of Settlement, within two days after receiving the court's preliminary approval of the proposed settlement, Alan I. Casden, on behalf of himself, NAPICO and other defendants in the REAL Litigation, is responsible for depositing $29 million into an escrow account for the benefit of the Plaintiffs. Upon final court approval, approval by the Plaintiffs and the lapse of any time to appeal the court approval of the settlement, the following shall occur:

         1. Alan I. Casden, on behalf of himself, NAPICO and other defendants in the REAL Litigation, will transfer to an agent for the Plaintiffs shares of common stock ("Class A Common Stock") of AIMCO owned by certain affiliates of Alan I. Casden with an aggregate market value of $19 million, subject to certain transfer restrictions, or at Alan I. Casden's option, $19 million in cash.

         2. NAPICO will issue an aggregate of $35 million in promissory notes for the benefit of the Plaintiffs. An aggregate of $7 million of notes are to be repaid each year. The notes will bear interest based on applicable rates of U.S. Treasury bills with similar maturities. The notes will be guaranteed by AIMCO Properties, L.P., an affiliate of AIMCO.

         3. The parties to the Stipulation of Settlement will release each other and related parties from any and all claims associated with the REAL Litigation and the Plaintiffs' investment in the partnerships that were the subject of the REAL Litigation.

         4. The $29 million in the escrow account established by Alan I. Casden will be released to the Plaintiffs.

         Pursuant to the Stipulation of Settlement, upon final approval of the settlement by the court, the parties shall jointly request that a new judgment be entered in the REAL Litigation that will, among other things, expunge the judgment originally entered against NAPICO and the other defendants on April 29, 2003.

         On August 12, 2003, in connection with the proposed settlement pursuant to the Stipulation of Settlement, NAPICO and AIMCO executed a Settlement Agreement (the "Settlement Agreement") with the prior shareholders of Casden Properties Inc. The principal terms of the Settlement Agreement include:

         1. That NAPICO will voluntarily discontinue the action it commenced on May 13, 2003 against the former shareholders of Casden Properties Inc. and other indemnitors in AIMCO's March 2002 acquisition of Casden Properties Inc. (the "Casden Merger").

         2. That Alan I. Casden and certain related entities will resolve certain pending claims for indemnification made by NAPICO, AIMCO and their affiliates. These claims include indemnification related to the REAL Litigation and certain other matters in connection with the Casden Merger.

         3. AIMCO, or an affiliate, will deposit $25 million of the $29 million that Alan I. Casden is responsible for depositing into the escrow account for the benefit of the Plaintiffs pursuant to the terms of the Stipulation of Settlement. In connection with this deposit by AIMCO, The Casden Company will transfer to AIMCO 531,915 shares of AIMCO Class A Common Stock owned by The Casden Company, which shares are to be held in escrow by AIMCO until final approval of the Stipulation of Settlement by the court and the Plaintiffs. Upon such approval, AIMCO will become the owner of the 531,915 shares. If final approval by the court and the Plaintiffs is not obtained, the $25 million deposited by AIMCO into the escrow account will be returned to AIMCO and AIMCO will return to The Casden Company the 531,915 shares.

         4. The Casden Company will promise to pay an aggregate amount of $35 million on a secured, nonrecourse basis to NAPICO. The Casden Company will be obligated to repay an aggregate of $7 million of the obligation each year. The obligation to repay the $35 million will bear the same interest

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                  and mature on the same schedule as the promissory notes issued by NAPICO to the plaintiffs pursuant to the Stipulation of Settlement. Payment of these obligations will be secured by
                  (i) a pledge of 744,681 shares of AIMCO Class A Common Stock owned by Alan I. Casden or an affiliated entity, plus up to 60,000 additional shares for accrued interest, and (ii) cash proceeds of recoveries or settlements that Alan I. Casden or any of his affiliates, or any of the former shareholders of Casden Properties Inc., receive in connection with or related to the REAL Litigation (collectively, "Recoveries"). The payment obligations to NAPICO will be required to be prepaid with any Recoveries received. Payment may be made in cash or in shares of AIMCO Class A Common Stock, except payments with respect to Recoveries must be made in cash.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         Dated: August 13, 2003

                                         APARTMENT INVESTMENT AND
                                         MANAGEMENT COMPANY


                                           /s/  Paul J. McAuliffe
                                           ----------------------------------
                                           Paul J. McAuliffe
                                           Executive Vice President and Chief
                                           Financial Officer